Exhibit 4.5

MARKETWISE, INC.
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The Class A common stock, par value $0.0001 per share (“Class A Common Stock”) of MarketWise, Inc. (“MarketWise”, “we,” “our,” or “us”) is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “MKTW” and is registered under Section 12 of the Securities Exchange Act of 1934. All outstanding shares of Class A Common Stock are validly issued, fully paid and nonassessable.
The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Certificate of Incorporation (the “Charter”), and our Bylaws (the “Bylaws”), both of which are exhibits to our Annual Reports on Form 10-K.
Our authorized capital stock consists of 950,000,000 shares of Class A Common Stock, 300,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and 100,000,000 shares of preferred stock, par value $0.0001 per share.
Voting Rights
Holders of shares of our Class A Common Stock and Class B Common Stock are each entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of our Class A Common Stock will vote together with holders of our Class B Common Stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to the Charter described below or as otherwise required by applicable law or the Charter.
Dividend Rights
Holders of shares of our Class A Common Stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders, and any other factors our board of directors may consider relevant. We currently intend to declare and pay cash dividends on our Class A Common Stock on a quarterly basis.

Liquidation Rights
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A Common Stock and our Class B Common Stock will be entitled to receive ratable portions of the remaining assets available for distribution; provided, that each holder of shares of our Class B Common Stock shall not be entitled to receive more than $0.0001 per share of our Class B Common Stock owned of record by such holder on the record date for such distribution and, upon receiving such amount, shall not be entitled to receive any other assets or funds with respect to such shares of our Class B Common Stock.
Other Matters
Holders of shares of our Class A Common Stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of our Class A Common Stock. There will be no redemption or sinking fund provisions applicable to our Class A Common Stock.
Forum Selection
The Charter provides that (A) (i) any derivative action or proceeding brought on our behalf , (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer, other employee, or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Charter, or the Bylaws (as
        Doc. # DC-34283344 v.1

Exhibit 4.5
either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. The Charter also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
Classified Board of Directors
The Charter provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. The Charter also provides that, subject to the rights of the holders of any series of preferred stock then outstanding, for as long as the Charter provides for a classified board of directors, any director, or the entire board of directors, may otherwise be removed only for cause by an affirmative vote of at least a majority of the voting power of all the outstanding shares of our capital stock entitled to vote generally in the election of directors, at a meeting duly called for that purpose. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control of us or our management.
Anti-Takeover Provisions
The Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by Nasdaq rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.
Stockholder Action by Written Consent
Under the terms of the Charter, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Special Meetings of Stockholders
The Bylaws provide that only the chairperson of our board of directors or a majority of our whole board of directors may call special meetings of the stockholders.
Amendment of Certificate of Incorporation or Bylaws
        Doc. # DC-34283344 v.1

Exhibit 4.5
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
Section 203 of the DGCL
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder; (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. The Charter does not contain a provision opting out of Section 203 of the DGCL.
Limitations on Liability and Indemnification of Officers and Directors
The Charter and Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, the Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Corporate Opportunity Doctrine
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. Under the Charter, we will, to the fullest extent permitted by Delaware law, renounce any interest or expectancy that we otherwise would be entitled to have in, all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Sponsor or its affiliates (other than MarketWise and its subsidiaries), and any of its or their respective principals, members, directors, partners, stockholders, officers, employees, or other representatives (other than any such person who is also an officer or employee of MarketWise or its subsidiaries), or any director or stockholder who is not employed by MarketWise or its subsidiaries (each such person, an “exempt person”). The Charter provides that, to the fullest extent permitted by law, no exempt person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which MarketWise or its subsidiaries now engage or propose to engage or (2) otherwise competing, directly or indirectly, with MarketWise or any of its subsidiaries. In addition, to the fullest extent permitted by law, if an exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for MarketWise or its subsidiaries, such exempt person will have no duty to communicate or offer such transaction or business opportunity to MarketWise or any of its subsidiaries and such exempt person may take any such opportunity for themselves or offer it to another person or entity. The forgoing provisions shall not apply to an opportunity that was expressly offered to an exempt person solely in their capacity as a director, executive officer, or employee of MarketWise or its subsidiaries.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of MarketWise. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
        Doc. # DC-34283344 v.1